Exhibit 10.26

PURCHASE CONTRACT

between

MONTGOMERY HOTELS, LLC, MONTGOMERY HOTELS II, LLC, TROY HOTELS,

LLC, AUBURN HOTELS, L.L.C., HUNTSVILLE HOTELS I, LLC AND

HOPO/TUPELO HOTELS, LLC

(“SELLER”)

AND

APPLE SEVEN HOSPITALITY OWNERSHIP, INC. (“BUYER”)

AND

PHD HOTELS, INC.

(“INDEMNITOR”)

Dated: June 29, 2006

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8.6	Access to Financial Information	20

8.7	Bulk Sales	20

8.8	Indemnification	22

8.9	Escrow Funds	23

8.10	Liquor Licenses	23

ARTICLE IX	CONDITIONS FOR CLOSING	23

9.1	Buyer’s Conditions for Closing	23

9.2	Seller’s Conditions for Closing	24

ARTICLE X	CLOSING AND CONVEYANCE	24

10.1	Closing	24

10.2	Deliveries of Seller and Indemnitor	25

10.3	Buyer’s Deliveries	26

10.4	Obligation to Close on All Properties	27

ARTICLE XI	COSTS	28

11.1	Seller’s Costs	28

11.2	Buyer’s Costs	28

ARTICLE XII	ADJUSTMENTS	28

12.1	Adjustments	28

12.2	Reconciliation and Final Payment	30

12.3	Employees	30

ARTICLE XIII	CASUALTY AND CONDEMNATION	31

13.1	Risk of Loss; Notice	31

13.2	Buyer’s Termination Right	31

13.3	Procedure for Closing	31

ARTICLE XIV	DEFAULT REMEDIES	31

14.1	Buyer Default	31

14.2	Seller Default	32

14.3	Attorney’s Fees	32

ARTICLE XV	NOTICES	32

ARTICLE XVI	MISCELLANEOUS	33

16.1	Performance	33

16.2	Binding Effect; Assignment	33

16.3	Entire Agreement	33

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16.4	Governing Law	33

16.5	Captions	33

16.6	Confidentiality	34

16.7	Closing Documents	34

16.8	Counterparts	34

16.9	Severability	34

16.10	Interpretation	34

16.11	(Intentionally Omitted)	34

16.12	Further Acts	34

16.13	Joint and Several Obligations	35

ARTICLE XVII	JOINDER BY INDEMNITOR	36

17.1	Indemnification by Indemnitor	36

SCHEDULES:

EXHIBITS:

Exhibit A	Information re Hotels
Exhibits A1-A6	Legal Descriptions
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of June     , 2006, by and between MONTGOMERY HOTELS, LLC, an Alabama limited liability company, MONTGOMERY HOTELS II, LLC, an Alabama limited liability company, TROY HOTELS, LLC, an Alabama limited liability company, AUBURN HOTELS, L.L.C., an Alabama limited liability company, HUNTSVILLE HOTELS I, LLC, an Alabama limited liability company and HOPO/TUPELO HOTELS, LLC, an Alabama limited liability company (individually, a “Seller”, and collectively, the “Sellers”), with a principal office at 472 N. Dean Road, Suite 104, Auburn, AL 36830, and APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”), and joined in by PHD HOTELS, INC., an Alabama corporation (“Indemnitor”), with its principal office at 472 N. Dean Road, Suite 104, Auburn, AL 36830.

RECITALS

A. Sellers are the fee simple owners of those certain hotel properties (each, a “Hotel”, and collectively, the “Hotels”) identified in on Exhibit A attached hereto and incorporated by reference.

B. Buyer is desirous of purchasing the Hotels from Sellers, and Sellers are desirous of selling the Hotels to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $600,000.

“Affiliate” shall mean, with respect to any Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with such Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of a Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Assumed Loan” shall mean that certain loan dated February 23, 2006 from Barclays Capital Real Estate Inc. to HoPo/Tupelo Hotels, LLC for $4,200,000.00 evidenced or secured by a Deed of Trust on property of HoPo/Tupelo Hotels, LLC in Tupelo, Mississippi.

“Brand” shall mean the hotel brand or franchise identified on Exhibit A and under which the applicable Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of Alabama.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits (including, without limitation, any reserves for replacement of FF&E and for capital repairs and/or improvements), refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to the date of Closing and (b) the amount of potential liabilities and claims in respect of any period prior to Closing.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Franchise Agreement” shall mean that certain franchise license agreement between the applicable Seller and the Franchisor, granting such Seller a franchise to operate its Hotel under the Brand.

“Existing Management Agreement” shall mean that certain management agreement between the applicable Seller and the Manager for the operation and management of its Hotel.

“FF&E” shall mean, as to each Hotel, all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Franchisor” shall mean the franchisor of the Hotel as indicated on Exhibit A.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

“Indemnification Agreement” shall have the meaning set forth in Article XVII.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.5(a).

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibits A-1 through A-6, which are attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Liquor Licenses” shall have the meaning set forth in Section 8.10.

“Manager” shall mean PHD Hotels, Inc. or its Affiliate.

“New Franchise Agreement” shall mean, for each Hotel, the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate such Hotel under the applicable Brand on and after the Closing Date.

“New Management Agreement” means, as to each Hotel, the management agreement to be entered into between Buyer and the New Manager for the operation and management of such Hotel on and after the Closing Date.

“New Manager” means LBAM-Investor Group, LLC.

“Other Property” shall have the meaning set forth in Section 16.14.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“PIP” shall mean a product improvement plan for any Hotel, as required by the Manager or the Franchisor, if any.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.9.

“Property” shall mean, collectively, as to each Hotel, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.

“Purchase Price” shall have the meaning set forth in Section 2.3.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotels.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with each Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by each Seller and/or in a Seller’s possession or control, or to which a Seller has access or may obtain from the Manager, that are used in or relating to the Property and/or the operation of such Seller’s Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of such Seller’s Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of such Seller’s Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for such Seller’s Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Supplies” shall mean, as to any Hotel, all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel) guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean, as to each Hotel, all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer).

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean, as to each Hotel, all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Sellers agree to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Sellers, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.2 Certain Information. Exhibit “A” sets forth, for each hotel being transferred hereunder: (i) the name and location of the Hotel, (ii) the name of the applicable Seller of each Hotel, (iii) the portion of the Purchase Price (as unadjusted for the prorations and credits set forth herein) allocated (the “Allocated Purchase Price”) to each hotel, (iv) the amount (the “Applicable Share”) of the “escrow deposit” (as hereinafter defined) allocated to each Hotel and (v) the Brand and Franchisor for each hotel. The Allocated Purchase Price for each Hotel shall be adjusted at closing in accordance with the credits and prorations provided herein. As used in this agreement, the “Applicable Seller” of a Hotel shall mean the Seller set forth under the name of the Hotel on Exhibit “A”.

2.3 Purchase Price. Buyer agrees to pay, and Sellers agree to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Fifty Two Million Eight Hundred Ninety Thousand and No/100 Dollars ($ 52,890,000.00) (the “Purchase Price”).

2.4 Allocation. Buyer and Sellers shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Allocated Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Sellers do not agree, each party shall be free to allocate the Allocated Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.5 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds, less the then-current outstanding principal balance of the Assumed Loan, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the

Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.9. If, pursuant to the terms of this Contract, any one of the Hotels is not acquired at Closing, the Purchase Price shall be reduced by the Allocated Purchase Price for such Hotel not acquired at Closing; provided, however, nothing contained herein shall infer that Buyer may defer the purchase of any Hotel, it being the agreement of the parties that the Hotels shall be sold as a complete package together with (i) Homewood Suites Hotel in Huntsville, Alabama for $11,550,000 (upon substantial completion of construction pursuant to a separate written contract) and (ii) Hilton Garden Inn in Macon, Georgia for $10,660,000 (upon substantial completion of construction pursuant to a separate written contract).

2.6 Earnest Money Deposit.

(a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of Six Hundred Thousand and No/100 Dollars ($600,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit” and in the event Buyer shall not terminate this Contract at any time prior to the expiration of the Review Period, said Earnest Money Deposit shall be deemed earned by Sellers and shall be forfeited by Buyer should Buyer not close the purchase of the Hotels except (i) in the event of a default hereunder by Sellers or (ii) as otherwise provided in this Contract.

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within four (4) Business Days following the date of this Contract, each Seller as to its Hotel, at such Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties and Licenses relating to the Hotel or any part thereof;

(b) Income and expense statements and budgets for the Hotel, for the current year to date and each of the three (3) prior fiscal years (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Sellers or any third party that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Manager, provided that Sellers also agree to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

(c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

(d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(f) All notices received from governmental authorities in connection with the Hotel and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

Each Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at such Seller’s corporate offices, and each Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of such Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to

Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Properties, Buyer and/or its representatives and agents shall have the right to enter upon the Properties at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Properties and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Sellers unless otherwise agreed to by Buyer and Sellers (the “Due Diligence Examination”). Each Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of such Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Properties, in a manner which shall not materially adversely affect the operation of the Properties and shall indemnify and hold Seller harmless against any damage to the Property occasioned by such inspections.

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Properties in conducting its examinations and studies of the Properties during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the Properties damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the affected Property were in immediately prior to such examinations or studies.

3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Sellers and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Each Seller has delivered to Buyer true, correct and complete copies of the most recent surveys of the Real Property. In the event that an update of a survey or a new survey (such updated or new surveys being referred to as the “Surveys”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Each Seller has delivered to Buyer such Seller’s existing title insurance policy, including copies of all documents referred to therein, for its Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain for each Property (i) a Commitment for Title Insurance (each, a “Title Commitment”) issued by LandAmerica American Title Company, 8201 Preston Road, Suite 280, Dallas, Texas, 75225 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. If requested by any Seller, Buyer shall promptly provide such Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Sellers with written notice of its objection to same within twenty (20) days after receipt of each Title Commitment (including all Exception Documents) and the applicable Survey (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Sellers on or before the expiration of the Title Review Period, Sellers shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after their receipt of notice from Buyer, and if any Seller commits in writing to attempt to cure any such item, then that Seller shall be given until the Closing Date to cure any such defect. In the event any Seller shall fail to cure a defect which such Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) terminate this Contract as to such Hotel and receive a return of the Earnest Money Deposit for such Hotel, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the title review period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Sellers provide the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness (other than the Assumed Loan) or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE V

MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

At or prior to the Closing, Sellers shall terminate the Existing Management Agreements and the Existing Franchise Agreements, and Sellers shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. As a condition to Closing, Buyer shall enter into the New Management Agreements and the New Franchise Agreements, effective as of the Closing Date, containing terms and conditions acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure). Sellers shall be responsible for paying all costs related to the termination of the Existing Management Agreements as described on Schedule “A-1” attached hereto and made a part hereof. Buyer shall be responsible for paying all reasonable and actual costs of the Franchisor related to the termination of the Existing Franchise Agreements. Sellers shall use best efforts to promptly provide all information required by the Franchisor in connection with the New Franchise Agreements, and Sellers and Buyer shall diligently pursue obtaining each the same.

ARTICLE VI

BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Sellers each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Sellers, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1. Sellers’ and Indemnitor’s Representations, Warranties and Covenants. In order to induce Buyer to enter into this Agreement and to purchase the Property, in addition to warranties, representations and covenants contained elsewhere in this Agreement and warranties of title, Sellers hereby represent and warrant to and covenant with Buyer as provided in this Section. To the extent any such representations, warranties or covenants is conditioned by the phrase “to Seller’s knowledge”, “knowledge” or similar qualifiers, the Sellers’ “knowledge” or Indemnitor’s “knowledge” shall mean facts actually known by Thomas L. Hunt, Jr., as President of PHD Hotels, Inc., as Manager of the Sellers, and shall in no event include any imputed knowledge or, except as otherwise expressly provided below, create any inference that Seller’s representative has or will make any independent investigation regarding the truth or accuracy of such representations, warranties or covenants. Each Seller (as to itself and its Property) and the Indemnitor hereby represent, warrant and covenant to Buyer as follows:

(a) Authority; No Conflicts. Montgomery Hotels, LLC, Montgomery Hotels II, LLC, Troy Hotels, LLC, Auburn Hotels, L.L.C., Huntsville Hotels I, LLC are duly formed, validly existing and to such Seller’s knowledge in good standing in the State of Alabama. HoPo/Tupelo Hotels, LLC is duly formed, validly existing and to Seller’s knowledge is in good standing in the State of Mississippi. Indemnitor is an Alabama corporation duly authorized, validly existing and to Indemnitor’s knowledge, is in good standing in the State of Alabama. Each of Seller and Indemnitor has or will have obtained by Closing all necessary consents to enter into and perform this Contract and is or will be by Closing fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, (except for the consent of the majority of the Class A Unit Holders of Montgomery Hotels, LLC, Montgomery Hotels II, LLC, Troy Hotels, LLC, and Huntsville Hotels I, LLC which will be obtained by Sellers prior to the expiration of the Review Period (the “Class A Consent”), entity or governmental authority is required for the execution, delivery or performance by Seller or Indemnitor of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller and Indemnitor. Neither the execution nor the performance of, or compliance with, this Contract by Seller or Indemnitor has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller, Indemnitor or to the Seller’s Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. None of Seller, Indemnitor, or, to Seller’s knowledge, any of its or their partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. As to Seller’s Hotel: A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-1, and, to Seller’s knowledge, a complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-2. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s or Indemnitor’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and no default on the part of Seller has occurred and is continuing thereunder and to Seller’s knowledge, no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

(e) Pending Claims. There are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or to Seller’s knowledge threatened against Seller, Indemnitor, the Manager or any Affiliate of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or to Seller’s knowledge threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, to Seller’s knowledge pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s or Indemnitor’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) to Seller’s knowledge no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently and, to Seller’s knowledge, never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Title and Liens. To Seller’s knowledge, except for Seller Liens to be released at Closing and the Assumed Loan, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

(i) Licenses, Permits and Approvals. Neither Seller nor Indemnitor has received any written notice, and neither Seller nor Indemnitor has knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes pertaining to the Property. Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and to Seller’s knowledge each license and permit is in full force and effect, and will be received and in full force and effect as of the Closing.

(j) Financial Statements. Seller has delivered copies of all prior and current (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Manager for the Hotel, and (iii) monthly financial statements prepared by the Manager for the Hotel. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, to Seller’s knowledge fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and other than such audits conducted by any Franchisor or lender to Seller there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Manager, all of which have been provided to Buyer.

(k) Employees. All employees employed at the Hotel are the employees of the Seller. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(l) Operations. To Sellers knowledge, the Hotel has at all times been operated by Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

(m) Existing Management and Franchise Agreements. Seller has furnished to Buyer true and complete copies of the Existing Management Agreement and the Existing Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect except to the extent provided for therein. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. To Sellers knowledge, the Improvements comply with, and the Hotel is being operated in accordance with, all requirements of such Existing Management Agreement and the Existing Franchise Agreement and all other requirements of the Manager and the Franchisor, including all “brand standard” requirements of the Manager and the Franchisor. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement and the Existing Franchise Agreement at Closing, as provided in Article V hereof. To Sellers knowledge, no default has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(n) Construction of Hotel.

(i) Seller has no knowledge that the Hotel has not been constructed in a good and workmanlike manner and in accordance in all material respects with the Contracts, Plans and Specs, and all building permits and certificates of occupancy therefor and all applicable health, safety and similar laws, rules, regulations, ordinances and codes.

(ii) At Closing, Seller will assign to Buyer such warranties pertaining to the construction of the Hotel as Seller may possess together with Sellers’ interest in and to the Contracts, Plans and Specs.

(iii) To Sellers knowledge, the Personal Property is in good condition and operating order.

Notwithstanding the foregoing, except as expressly set forth in this Agreement, it is understood and agreed that Seller is not making and shall not at any time be deemed to have made any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, any warranties or representations express or implied. Buyer acknowledges and agrees that upon Closing Seller shall sell and convey to Buyer and Buyer shall accept the Property in “AS IS” condition except to the extent expressly provided otherwise in this Agreement. Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller, the managers of the Property to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract and will provide to Sellers and the Title Company a certified copy of such authorization including an incumbency certificate as to the authorized signatories and if requested by the Title Company as a result of any delay in recording, enter into a gap indemnity agreement. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of six (6) months and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Sellers shall use best efforts to keep Buyer fully informed of all subsequent developments of which Sellers have knowledge (“Subsequent Developments”) which would cause any of Sellers’ representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. From and after the date hereof through the Closing on the Properties each Seller (as to its Property) shall comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

(a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

(d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false to Sellers knowledge;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) and Liens to be paid at Closing and the Assumed Loan on, the Property or any portion thereof; and

(i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

Sellers shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Manager on its own behalf, only to the extent Seller has knowledge thereof or a copy of which is obtainable from the Manager. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Sellers shall, at their expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotels to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotels, including, without limitation, all consents and approvals referred to on Exhibit D, (ii) use best efforts to obtain all other third party consents and approvals and (iii) obtain the consent of the lender of the assumption of the Assumed Loan by, and transfer of the encumbered Hotel to, Buyer (all of such consents and approvals in (i), (ii) and (iii) above being referred to collectively as, the “Third Party Consents”).

8.4 Employees. Upon reasonable prior notice to Sellers by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Manager, the Hotel staff and the Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Buyer shall not interfere with the operations of the Hotels while engaging in such communication in a manner that materially adversely affects the operation of any Property or the Existing Management Agreements.

8.5 Estoppel Certificates. Sellers shall obtain from (i) each tenant under any Lease affecting the Hotels (but not from current or prospective occupants of hotel rooms and suites within the Hotels) and (ii) each lessor under any FF&E Lease for the Hotels identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Sellers during the Review Period, and deliver to Buyer not less than five (5) days before the Closing.

8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Sellers and their Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to each Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Sellers shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Sellers sufficient to enable an independent public accountant to render an opinion on the financial statements related to each Hotel. Buyer will reimburse Sellers for costs reasonably incurred by Sellers to comply with the requirements of the preceding sentence including costs of Sellers accountants to the extent that Sellers are required to incur costs not in the ordinary course of business for third parties to provide such representation letters. The provisions of this Section shall survive Closing or termination of this Contract.

8.7 Bulk Sales. At each Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, each Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of any Seller, including any claims based on or for alleging a violation of any bulk sales act or other similar laws;

(ii) a breach of any representation, warranty, covenant or agreement of any Seller contained in this Contract;

(iii) any liability or obligation of any Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of any Seller (other than a claim arising out of Buyer’s or New Manager’s discussions with such employees) arising out of such Seller’s decision to sell its Property; and

(v) the conduct and operation by or on behalf of any Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Sellers for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless each Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by Buyer of its business at the Hotels after the Closing or the ownership, use or operation of the Property after Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.9 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against the applicable Seller hereunder, at Closing, each Seller shall deposit an amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) for each Hotel (for each Hotel, the “Escrow Funds”) shall be withheld from the Purchase Price payable to a Seller and shall be deposited for a period of one hundred eighty (180) days in an escrow account with the Title Company pursuant to an escrow agreement which shall be reasonably satisfactory in form and substance to Buyer and Sellers (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. The Post Closing Agreement shall provide the conditions for which such Escrow Funds may be utilized; provided, however, such Escrow

Funds may only be utilized by Buyer (i) for repairs specifically identified by Buyer but not completed or paid for by Seller as of the Closing Date, or (ii) for costs to be paid for by Seller as provided for under this Contract which are not paid for on or before Closing, (iii) post closing reconciliations to be paid for by Seller, or (iv) to cure or resolve any matter which constitutes a breach or violation of any of Sellers representations or warranties provided for herein. If no claims have been asserted by Buyer against an applicable Seller, or all such claims have been satisfied, within such 180-day period, the Escrow Funds deposited by such Seller shall be released to that Seller.

8.10 Liquor Licenses. As a condition to Buyer’s obligations under this Contract, (i) the New Manager or an Affiliate thereof approved by Buyer shall have or shall have obtained all liquor licenses and alcoholic beverage licenses necessary or desirable to operate any restaurants, bars and lounges presently located within the Hotel (collectively, the “Liquor Licenses”), and (ii) Sellers shall cooperate with Buyer in Buyer’s obtaining appropriate Liquor Licenses for the operation of the Hotels upon completion of Closing.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Sellers’ representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Each Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by such Seller, as and when required hereunder.

(d) New Liquor Licenses shall have been obtained by Buyer or the New Manager at or as of Closing, and Buyer shall have received satisfactory evidence thereof.

(e) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(g) The Existing Management Agreements and the Existing Franchise Agreements shall have been terminated

(h) Buyer and the Manager shall have executed and delivered the New Management Agreements and Buyer and the Franchisors shall have executed and delivered the New Franchise Agreements, in each case upon terms and conditions acceptable to Buyer in its sole and absolute discretion.

(i) The Assumed Loan shall have been assumed by Buyer.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to any Seller’s right to cancel this Contract during the Review Period, the duties and obligations of each Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by a Seller, such Seller shall have the right at its option to declare this Contract terminated as to such Seller and null and void, in which case the remaining Earnest Money Deposit attributable to such Seller and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other with respect to such Hotel, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Sellers shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) The Assumed Loan shall have been assumed by Buyer.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Sellers, the Closing on the Property shall occur on a date selected by Buyer that is not later than fifteen (15) business days after expiration of the Review Period (or in the case of the Tupelo Hampton Inn, the earliest date after the Review Period on which the Assumed Loan lender will allow), provided that all conditions to Closing by Buyer hereunder have been satisfied. Buyer will provide Sellers at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Sellers.

10.2 Deliveries of Seller and Indemnitor. At Closing, each Seller (as to itself and its Property) or Indemnitor, as applicable, shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

(a) Deed. A Statutory Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the New Manager as holder of the Liquor Licenses required for operation of the Hotel).

(c) Existing Management and Franchise Agreements. The termination of the Existing Management Agreement and the Existing Franchise Agreement.

(d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, to the extent assignable, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

(e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

(g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

(h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

(i) Authority Documents. Certified copy of resolutions of the Board of Directors of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of existence and good standing of Seller from the State in which the Property is located.

(j) Assumed Loan. Such agreements as may be required by Barclays Capital Real Estate Inc, the holder of the Assumed Loan for Buyer’s assumption of the Assumed Loan.

(k) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(l) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(m) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

(n) Indemnification Agreement. At Closing, Indemnitor shall deliver to Buyer the Indemnification Agreement.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Assumed Loan. Such assumption agreement as may reasonably be required by the holder of the Assumed Loan for the assumption by Buyer of the Assumed Loan.

(d) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, including an Allocation Order from the Alabama Department of Revenue to allocate recording costs among the various counties in the State of Alabama where properties are located and between the State of Alabama and Mississippi, (if necessary) or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(e) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

10.4 Obligation to Close on all Properties. Except as expressly set forth in this Contract, Buyer’s obligation to purchase the Properties and Sellers’ obligation to sell the Properties are not severable and Buyer must purchase, and Seller must sell, all of the Properties and enter into a binding and enforceable contract with Huntsville Hotels II, LLC for the purchase and sale of the Homewood Suites Hotel in Huntsville, Alabama and enter into a binding and enforceable contract with Macon Hotels I, LLC for the purchase and sale of a Hilton Garden Inn at Mercer University in Macon, Georgia. In any instance where Buyer has the right to terminate this Agreement after the expiration of the Review Period as to a single Property, Buyer may provide notice (a “Single Property Termination Notice”) to the applicable Seller requesting the termination of this Agreement only as to such Property. Such Seller shall have the option to provide notice (a “Response Notice”), in its sole and absolute discretion, to Buyer within three (3) business days after receiving such Single Property Termination Notice, which notice shall provide that such Seller either (x) agrees to allow for the termination of this Contract solely as to the Property that is the subject of the Single Property Termination Notice or (y) refuses Buyer’s request for such termination; it being understood and acknowledged by Buyer that it is Sellers’ intent to sell all and not part of the Properties hereunder. Such Seller’s failure to deliver to Buyer a Response Notice within the period set forth above shall be deemed to be Seller’s election of option (y) in the preceding sentence. If the applicable Seller elects option (y) or if Buyer fails to receive a Response Notice in the time period noted above (in which event Seller shall be deemed to have elected option (y) above), then Buyer shall, within three (3) business days after receiving the Response Notice or the expiration of the period noted above, give Sellers written notice (“Buyer’s Response Notice”) electing either to (i) terminate this Contract in its entirety as to all Properties or (ii) purchase all of the Properties (without any offset against the Purchase Price or other recourse or remedy in connection with the provision of this Contract giving rise to the termination right in the first instance). If Buyer elects to terminate this Contract in its entirety, the Escrow Deposit shall be disposed of in accordance with the terms of this Contract. Buyer’s failure to provide Sellers with Buyer’s Response Notice shall be deemed Buyer’s decision to purchase all of the Properties, in which case the Closing shall be consummated as herein provided.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to each Bill of Sale, in each case except as otherwise provided in Section 12, and all accrued taxes of Sellers prior to Closing and income, sales and use taxes and other such taxes of Sellers attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreements as provided in Article V. Buyer shall also be responsible for any fees for the performance of the property improvement plan review and report by the Franchisor. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property other than the Assumed Loan and Buyer shall pay the costs of assumption of the Assumed Loan. Sellers shall be responsible for the costs and expenses of its attorneys, accountants (except for such costs identified in Section 11.2 which shall be paid by Buyer), appraisers and other professionals, consultants and representatives

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall be responsible for all recording taxes and per-page and other filing fees related to recording of the Deeds. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV, all recording costs.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. As to each Hotel: Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and each Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to

Closing, regardless of when due and payable) shall be prorated as of the Closing Date and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs and such amounts as may be agreed upon by the parties shall be final.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d) Accounts. All reserve and escrow accounts (including all PIP accounts, but excluding amounts held in FF&E accounts, tax and insurance escrow accounts, such accounts or reserves under the Assumed Loan which shall be credited to Seller as described in paragraph (k) below, and utility deposits to the extent excluded from the definition of Deposits, shall become the property of Buyer, without additional charge to Buyer and without Buyer being required to fund the same.

(e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to the reasonable expenses to be incurred by Buyer to clean such guests’ rooms.

(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the New Management Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

(i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to or paid by Seller and evidence thereof shall be provided to Buyer, and

Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

(j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

(k) Assumed Loan. HoPo/Tupelo Hotels, LLC shall receive a credit for any interest, insurance, Seasonal Reserve (as defined in the Assumed Loan documents) or tax escrows existing under the Assumed Loan. Any amounts in the Immediate Repair Escrow Account, Replacement Reserve Account and the Additional Replacement Reserve Funds (all as defined in the Assumed Loan documents) shall become property of Buyer at Closing and Seller shall not receive any credit therefor. Notwithstanding the foregoing, Seller shall be entitled to a credit at Closing for the cost of reimbursable Required Replacements (as defined in the Assumed Loan documents) made to the Hotel but for which Seller has not been reimbursed by the Lender from the Replacement Reserve Account. Seller shall provide Buyer with supporting documentation that in Buyer’s reasonable discretion evidences such non-reimbursed Required Replacements.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Unless Buyer or the New Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall become employees of the New Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Properties to Buyer in accordance with this Contract, all risk of loss to the Properties (whether by casualty, condemnation or otherwise) shall be borne by each applicable Seller. In the event that (a) any loss or damage to any Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) any Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting its Hotel, such Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of any Hotel or (b) there is any substantial casualty loss or damage to any Hotel, Buyer shall have the option to terminate this Contract as to such Hotel, provided Buyer delivers written notice to the applicable Seller of its election within twenty (20) days after the date such Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit attributable to such Hotel, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract as to such Hotel. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, each applicable Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which such Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for thirty (30) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Sellers’ election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Sellers as Sellers’ sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Sellers shall thereupon be released from all obligations hereunder.

14.2 Seller Default. If any Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract as to such Seller by written notice to such Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit attributable to such Seller, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and such Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Sellers delivered to Sellers at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for actual damages not to exceed the amount of the Earnest Money Deposit attributable to such Seller, specific performance and all other rights and remedies available at law or in equity.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Sellers to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Seven Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attention: Justin Knight
Fax No.: (804) 344-8129

with a copy to:	Apple Seven Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attention: Legal Dept.
Fax No.: (804) 344-8129

If to Seller:	c/o PHD Hotels, Inc., Manager
472 N. Dean Road
Suite 104
Auburn, AL 36830
Attention: Thomas L. Hunt, Jr.
Fax No.: (334) 821-9968

If to Indemnitor	PHD Hotels, Inc.
472 N. Dean Road
Suite 104
Auburn, AL 36830
Attn: Thomas L. Hunt, Jr.
Fax No.: (334) 821-9968

With Copy to Which	Mark A. Franco, Esq.
shall not constitute	Mancuso & Franco, P.C.
notice:	7515 Halcyon Summit Drive Suite 301
Montgomery, AL 36117
Fax No.: (334) 481-1803

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Sellers’ employees, Buyer’s consultants and agents, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature (provided such party forwards to the other party an original of such signature within three (3) days of the submittal by facsimile), and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 (Intentionally Omitted)

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. If any Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Sellers under this Contract.

16.14 Notice of Proposed Listing. In the event that the sale of the Property contemplated by this Contract is consummated, if at any time during the five (5) year period commencing on the date of execution of this Contract by Buyer and Sellers, Sellers or any of their Affiliates propose to list for sale any hotel property or properties owned, acquired, constructed or developed by Sellers or their Affiliates and located within a ten (10)-mile radius of any Hotel (any such other hotel property being referred to as an “Other Property”), Sellers shall promptly deliver to Buyer written notice thereof and Buyer shall have a 30 day first right of refusal to purchase such Other Property on the same terms and conditions as provided for in such listing.

16.15 Brokers. Each party represents to the other that they have not been represented by or engaged any real estate agents or brokers in connection with the transactions provided for herein and agree to indemnify and hold the other parties harmless against any broker or commission claims arising out of such parties actions or inactions in connection with the transactions provided for herein. Certain principals of Sellers or the Indemnitor are licensed real estate Brokers under Alabama law but are not acting in such capacity in connection with this transaction.

16.16 1031 Exchange-Sellers. Buyer acknowledges that any of Sellers (hereinafter for this paragraph only, “Exchange Party”) may elect to engage in a tax-deferred exchange (“Exchange”) pursuant to Section 1031 of the Internal Revenue code provided that (a) Buyer shall not have any obligation or liability to Exchange Party in connection with any such property (“Exchange Property”); (b) Exchange Party shall be solely responsible, and the Buyer shall have no responsibility whatsoever, for negotiating any agreements, escrow instructions and other documents (collectively, “Exchange Documents”) with respect to the Exchange Property, as well as for any and all investigations, approvals and/or other actions required to be taken or permitted to be taken by Exchange Party under the Exchange Documents; (c) the Closing under this Agreement shall not be delayed by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to any Exchange Party’s obligations under this Agreement or the Closing; (d) any Exchange Party shall effect the Exchange through an assignment of its rights (but not its obligations) under this Agreement to a qualified intermediary in form and substance reasonably satisfactory to Buyer and such Exchange Party shall not be released hereunder as a result of such assignment; (e) Buyer shall not be required to incur any additional expense or liability as a result of the Exchange; (f) Buyer shall not by this agreement or acquiescence to the Exchange (i) have its rights under this Contract affected or diminished in any manner or (ii) be responsible for compliance with or be deemed to have warranted to any Exchange Party that the Exchange in fact complies with §1031 of the Code; (g) each Exchange Party further agrees to indemnify, defend and hold harmless Buyer from any cost, expense or liability (including without limitation reasonable attorneys’ fees and costs) resulting from Buyer’s participation in the Exchange; and (g) the same does not or would not constitute a “prohibited transaction” or other violation under ERISA, in Buyer’s sole and absolute discretion. Nothing contained in this Section shall impose any liability or obligation on Buyer with respect to the tax consequences of this transaction to any Exchange Party. The provisions of this Section shall survive the Closing and any termination of this Contract.

ARTICLE XVII

JOINDER BY INDEMNITOR

17.1 Indemnification by Indemnitor. Indemnitor hereby covenants and agrees that:

(a) Indemnitor is and shall be jointly and severally liable with Sellers for the performance of all of Sellers’ obligations and liabilities under this Contract and all documents and instruments executed in connection therewith, including, without limitation, all of Sellers’ obligations and liabilities that survive Closing;

(b) The obligations of Indemnitor hereunder shall not be limited, diminished or impaired in any way by virtue of any right or remedy Buyer may have against Sellers under this Contract or by virtue of any other provision of this Contract;

(c) Buyer shall not be obligated to proceed first against Sellers before resorting to Indemnitor under this Article XVII for payment and performance;

Indemnification claims and procedures with respect to the indemnification obligations of Indemnitor under this Article XVII shall be consistent with those provided for in Section 8.8(c) of this Contract. Sellers shall cause Indemnitor to provide, and Indemnitor shall provide, at Closing an indemnification agreement in form and substance satisfactory in form and substance to Buyer with respect to the foregoing indemnifications (the “Indemnification Agreement”), which shall be a condition to Buyer’s obligation to close under this Contract. Except as provided in this Contract, the covenants, agreements, representations and warranties of Indemnitor set forth in this Article XVII shall be continuing, and shall not be deemed to merge into or be waived by the Deeds or other closing documents and shall survive Closing on the Properties.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Sellers.

SELLER:

Montgomery Hotels, LLC, an Alabama limited liability company

By:	PHD Hotels, Inc., as its Manager

By:	/s/ Thomas L. Hunt, Jr.	L.S
Thomas L. Hunt, Jr.
Title:	President

SELLER:

Montgomery Hotels II, LLC, an Alabama limited liability company

By:	PHD Hotels, Inc., as its Manager

By:	/s/ Thomas L. Hunt, Jr.	L.S.
Thomas L. Hunt, Jr.
Title:	President

SELLER:

Troy Hotels, LLC, an Alabama limited liability company

By:	PHD Hotels, Inc., as its Manager

By:	/s/ Thomas L. Hunt, Jr.	L.S.
Thomas L. Hunt, Jr.
Title:	President

SELLER:

Auburn Hotels, L.L.C., an Alabama limited liability company

By:	PHD Hotels, Inc., as its Manager

By:	/s/ Thomas L. Hunt, Jr.	L.S.
Thomas L. Hunt, Jr.
Title:	President

SELLER:

Huntsville Hotels I, LLC, an Alabama limited liability company

By:	PHD Hotels, Inc., as its Manager

By:	/s/ Thomas L. Hunt, Jr.	L.S.
Thomas L. Hunt, Jr.
Title:	President

SELLER:

HoPo/Tupelo Hotels, LLC, a Mississippi limited liability company

By:	PHD Hotels, Inc., as its Manager

By:	/s/ Thomas L. Hunt, Jr.	L.S.
Thomas L. Hunt, Jr.
Title:	President

INDEMNITOR:

PHD HOTELS, INC., an Alabama corporation

By:	/s/ Thomas L. Hunt, Jr.	L.S.
Thomas L. Hunt, Jr.
Title:	President

BUYER:

APPLE SEVEN HOSPITALITY OWNERSHIP,
INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President

EXHIBIT “A”

Information Re: Hotels

Hotel	Location	Brand	Franchisor	Selling Entity	Rooms	Preliminary Allocated Purchase Price		Applicable Share of of Deposit
Auburn	2555 Hilton Garden Dr. Auburn, AL 36830	Hilton Garden Inn	Hilton	Auburn Hotels, L.L.C.	101	$10,185,000		$100,000

Huntsville	4801 Governors House Dr. Huntsville, AL 35805	Hilton Garden Inn	Hilton	Huntsville Hotels I, LLC	101	$10,285,000		$100,000

Montgomery	1600 Interstate Park Dr. Montgomery, AL 36109	Hilton Garden Inn	Hilton	Montgomery Hotels I, LLC	97	$10,385,000		$100,000

Montgomery	1800 Interstate Park Dr. Montgomery, AL 36109	Homewood Suites	Hilton	Montgomery Hotels II, LLC	91	$10,660,000		$100,000

Troy	103 Troy Plaza Loop, Troy, AL 36081	Hampton Inn	Hilton	Troy Hotels, LLC	82	$6,130,000		$100,000

Tupelo	1516 McCullough Blvd. Tupelo, MS 38804	Hampton Inn	Hilton	HoPo/Tupelo Hotels, LLC	96	$5,245,000		$100,000

TOTALS					549	$52,890,000	*	$600,000

1

SCHEDULE “A-1”

Termination Fee to PHD Hotels, Inc.

Auburn Hotels, L.L.C.	$185,000.00
HoPo/Tupelo Hotels, LLC	$145,000.00
Huntsville Hotels I, LLC	$185,000.00
Montgomery Hotels II, LLC	$160,000.00
Montgomery Hotels I, LLC	$185,000.00
Troy Hotels, LLC	$140,000.00

2

EXHIBIT “A-1”

LEGAL DESCRIPTION OF LAND

[Hilton Garden Inn-Montgomery]

Lot A of the Map of Interstate Park Plat No. 12, being a replat of Lot B, Florida Community Builders Subdivision at Plat Book 20 at Page 114 and previously unplatted property, said Plat being recorded at Plat Book 48 at Page 8 in the Office of Judge of Probate of Montgomery County, Alabama.

Together with Cross Access Easements and Signage Rights provided for in Declaration of Covenants, Restrictions and Cross Easement Agreement at Real Property Book 2401 at Page 496 in the Office of Judge of Probate of Montgomery County, Alabama.

3

EXHIBIT “A-2”

LEGAL DESCRIPTION OF LAND

[Homewood Suites-Montgomery]

Lot B of the Map of Interstate Park Plat No. 12, being a replat of Lot B, Florida Community Builders Subdivision at Plat Book 20 at Page 114 and previously unplatted property, said Plat being recorded at Plat Book 48 at Page 8 in the Office of Judge of Probate of Montgomery County, Alabama.

Together with Cross Access Easements and Spillage Rights provided for in Declaration of Covenants, Restrictions and Cross-Easement Agreement at Real Property Book 2401 at Page 496 in the Office of Judge of Probate of Montgomery County, Alabama, those cross access easements provided for in the Declaration of Covenants and Restrictions at Real Property Book 2636 at Page 315 in the Office of the Judge of Probate of Montgomery County, Alabama.

4

EXHIBIT “A-3”

LEGAL DESCRIPTION OF LAND

[Hampton Inn-Troy, Alabama]

Parcel “C”, as shown on the Plat of Troy Plaza Redevelopment Plat No. 1, according to the Office of Judge of Probate of Pike County, Alabama, in Plat Book      at Page      and being further described as follows: Commence at the center of Section 4, Township 9 North, Range 21 East, Pike County, Alabama; thence South 000 24’ 51” East a distance of 313.65 feet to a concrete marker; thence South 690 16’ 20” East a distance of 444.01 feet to an iron pipe lying on the West right-of-way line of Dozier Drive; thence along said West right-of-way line South 150 50’ 17” West a distance of 97.00 feet to an iron pipe at the Northeast corner of Parcel “C” shown on the Boundary Map of Parcel “C” Troy Plaza Redevelopment prepared by Ronald L. Bell dated January 20, 2003, a copy of which is attached hereto as Exhibit “A” and made a part hereof (referred to herein as “Parcel “C”) and being the point-of-beginning of the following described Parcel “C’: From the point-of-beginning; thence continue along the West right-of-way line of Dozier Drive South 150 50’ 17” West a distance of 367.39 feet to an iron pipe; thence leaving said West right-of-way line along a curve to the right (having a radius of 15.50 feet, a chord bearing of South 600 50’ 17” West a chord distance of 21.92 feet) an arc distance of 24.35 feet to an iron pipe; thence North 740 09’ 43” West a distance of 18.00 feet to an iron pipe; thence along a curve to the left (having a radius of 125.00 feet, a chord bearing of North 850 37’ 16” West, a chord distance of 49.67 feet) an arc distance of 50.00 feet to an iron pipe; thence South 820 55’ 11” West a distance of 23.97 feet to an iron pipe; thence along a curve to the right (having a radius of 94.54 feet, a chord bearing of North 820 11’ 52” West, a chord distance of 48.56 feet) an arc distance of 49.11 feet to an iron pipe; thence North 670 18’ 55” West a distance of 10.29 feet to an iron pipe; thence along a curve to the right (having a radius of 15.50 feet, a chord bearing of North 270 39’ 22” West, a chord distance of 19.78 feet) an arc distance of 21.46 feet to an iron pipe of reverse curve; thence along a curve to the left (having a radius of 203.00 feet, a chord bearing of North 150 03’ 08” West, a chord distance of 184.67 feet) an arc distance of 191.71 feet to an iron pipe; thence North 310 08’ 25” East a distance of 44.75 feet to an iron pipe; thence North 130 10’ 51” East a distance of 190.30 feet to an iron pipe; thence South 740 29’ 49” East a distance of 268.00 feet to the point-of-beginning. Said Parcel “C’ lying in the South one half of Section 4, Township 9 North, Range 21 East, Pike County, Alabama and containing 2.18 Acres, more or less

5

EXHIBIT “A-4”

LEGAL DESCRIPTION OF LAND

[Hilton Garden Inn-Auburn]

Lot Number 4-A1(#4-A1) of Bent Creek Commercial Park, First Revision of Lots 1-C and 4-A, according to and as shown by map or plat of said subdivision of record in Town Plat Book 24 at Page 24 in the Office of the Judge of Probate of Lee County, Alabama

6

EXHIBIT “A-5”

LEGAL DESCRIPTION OF LAND

[Hilton Garden Inn-Huntsville]

Tract A:

All that part of Section 4, Township 4 South, Range 1 West, more particularly described as commencing at the Northeast Corner of Extended Stay America Subdivision Plat as recorded in Plat Book 34 Page 56 in the Judge of Probate Office Madison County, Alabama; Thence continue south 59 Degrees 03 Minutes 33 Seconds West a distance of 460.41 Feet to the Point of Beginning of the Hilton Garden Inn Property Tract A; thence from said Point of Beginning of Tract A, South 22 Degrees 03 Minutes 59 Seconds East a distance of 360.18 Feet to a Point; thence South 67 Degrees 27 Minutes 05 Seconds West a distance of 209.79 Feet to a Point; thence North 22 Degrees 45 Minutes 48 Seconds West a distance of 105.17 Feet to a Point; thence North 22 Degrees 18 Minutes 30 Seconds West a distance of 104.81 Feet to a Point; thence North 22 Degrees 17 Minutes 16 Seconds West a distance of 85.41 Feet to a Point; thence North 46 Degrees 01 Minute 29 Seconds East a distance of 147.74 Feet to a Point; thence North 59 Degrees 13 Minutes 30 Seconds East a Distance of 75.63 Feet to the Point of Beginning of Tract A and containing 1.62 Acres (70,489 sf) More or Less; and

Tract B:

Lot 2 according to the map of survey of Extended Stay America Subdivision as same appears of record in Plat Book 34, at Page 56, Probate Records of Madison County, Alabama, being further described as follows: All that part of Section 4, Township 4 South, Range 1 West, more particularly described as Commencing at the Northeast Corner of Extended Stay America Subdivision Plat as Recorded in Plat Book 34 Page 56 in the Judge of Probate Office Madison County, Alabama; Thence continue South 59 Degrees 03 Minutes 33 Seconds West a Distance of 222.63 Feet to the Point of Beginning of the Hilton Garden Inn Property Tract B; thence from said Point of Beginning of Tract B South 22 Degrees 05 Minutes 04 Seconds East a distance of 406.83 Feet to a Point; thence South 67 Degrees 51 Minutes 16 Seconds West a distance of 200.07 Feet to a Point; thence North 22 Degrees 03 Minutes 59 Seconds West a distance of 375.88 Feet to a Point; thence North 59 Degrees 03 Minutes 33 Seconds East a distance of 202.36 Feet to the Point of Beginning of Tract B and containing 1.80 Acres (78,272 sf) More or Less; and

Tract C:

All that part of Section 4, Township 4 South, Range 1 West, more particularly described as commencing at the Northeast corner of Extended Stay America Subdivision Plat as Recorded in Plat Book 34 Page 56 in the Judge of Probate Office Madison County, Alabama; Thence continue South 59 degrees 03 minutes 33 seconds West a distance of 424.99 feet to the Point of Beginning of the Hilton Garden Inn Property Tract C; thence from said Point of Beginning of Tract C, South 22 degrees 03 minutes 59 seconds East a distance of 375.88 feet to a point; thence North 84 degrees 14 minutes 17 seconds West a distance of 36.46 feet to a point; thence North 22 degrees 03 minutes 59 seconds West a distance of 360.18 feet to a point; thence North 59 degrees 03 minutes 33 seconds East a distance of 35.42 feet to the Point of Beginning of Tract C and containing 0.29 Acres (12,879 sf) more or less.

7

EXHIBIT “A-6”

LEGAL DESCRIPTION OF LAND

8

Commencing at the Northwest Corner of the Northwest Quarter of Section 30, Township 9 South, Range 6 East, Tupolo, Lee County, Mississippi, Chickasaw Meridian; thence run South 01 degrees 00 minutes 00 seconds East for a distance of 823.20 feet to a concrete monument and the Northwest Corner of the Little Properties, Inc., as recorded in Deed Book 1213 at Page 261 in the Office of the Chancery Clerk, Tupelo, Mississippi; thence run South 89 degrees 34 minutes 44 seconds East for a distance of 450.78 feet to an iron pin (found) and the point of beginning; thence run North 88 degrees 57 minutes 26 seconds East for a distance of 198.75 feet to a nail (found) on the top of a C.M.P. (Corrugated Metal Pipe) and being the Northwest Corner of the Red Roof Inns property, as recorded in Deed Book 1605 at Page 24 in the Office of the Chancery Clerk, Tupelo, Mississippi; thence run along the West line of said property South 16 degrees 57 minutes 48 seconds West for a distance of 310.98 feet to an iron pin (found); thence run along the West line of said property South 10 degrees 03 minutes 46 seconds West for a distance of 159.64 feet to a point; thence continue South 10 degrees 03 minutes 46 seconds West for a distance of 3.54 feet to an iron pin (found); thence run along with the West line of said property South 00 degrees 07 minutes 34 seconds West for a distance of 31.64 feet to a chiseled hole in the concrete apron (found) and point being on the North right-of-way line of McCullough Boulevard; thence run along said right-of-way line South 89 degrees 03 minutes 22 seconds West for a distance of 259.07 feet to an iron pin (found); thence leaving said right-of-way line, run North 01 degrees 12 minutes 29 seconds West for a distance of 436.58 feet to an iron pin (found); thence run North 88 degrees 44 minutes 51 seconds East for a distance of 190.87 feet to an iron pin (found) on the Southwest Corner of J. Kenning Murphree property, as recorded in Deed Book 1161 at Page 742 in the Office of the Chancery Clerk, Tapelo, Mississippi; thence run along the East line of said property North 02 degrees 17 minutes 07 seconds West for a distance of 49.80 feet to the point of beginning.

(Indexing Instructions: All lying and being in the Northwest Quarter of the Northwest Quarter of Section 30, Township 9 South, Range 6 East, City of Tupelo, Lee County, Mississippi, Chickasaw Meridian)

9

ALSO: A strip of land to be used as ingress/egress easement, more particularly described as follows:

Commencing at the Northwest Corner of the Northwest Quarter of Section 30, Township 9 South, Range 6 East, Tupelo, Lee County, Mississippi, Chickasaw Meridian; thence run South 01 degrees 00 minutes 00 seconds East for a distance of 823.20 feet to a concrete monument and the Northwest Corner of the Little Properties, Inc., as recorded in Deed Book 1213 at Page 261 in the Office of the Chancery Clerk, Tupelo, Mississippi; thence run South 89 degrees 34 minutes 44 seconds East for a distance of 450.78 feet to an iron pin (found); thence run North 88 degrees 57 minutes 26 seconds East for a distance of 198.75 feet to a nail (found) on the top of C.M.P. (Corrugated Metal Pipe) and being the Northwest Corner of Red Roof Inns property, as recorded in Deed Book 1605 at Page 24 in the Office of the Chancery Clerk, Tupelo, Mississippi; thence run along the West line of said property South 16 degrees 57 minutes 48 seconds West for a distance of 310.98 feet to an iron pin (found); thence run along the West line of said property South 10 degrees 03 minutes 46 seconds West for a distance of 159.64 feet to the point of beginning; thence continue South 10 degrees 03 minutes 46 seconds West for a distance of 3.54 feet to an iron pin (found); thence run along the West line of said property South 00 degrees 07 minutes 34 seconds West for a distance of 31.64 feet to a chiseled hole in concrete apron (found) and point being on the North right-of-way line of McCullough Boulevard; thence run along said right-of-way line South 89 degrees 03 minutes 22 seconds West for a distance of 259.07 feet to an iron pin (found); thence continue along said right-of-way line South 89 degrees 03 minutes 22 seconds West for a distance of 65.23 feet to a point; thence run along said right-of-way line North 59 degrees 16 minutes 38 seconds West for a distance of 219.00 feet to a point; thence leaving said right-of-way line, run North 02 degrees 34 minutes 38 seconds West for a distance of 49.70 feet to a point; thence run South 59 degrees 16 minutes 38 seconds East for a distance of 246.76 feet to a point; thence run North 89 degrees 03 minutes 22 seconds East for a distance of 303.35 feet to the point of beginning.

(Indexing Instructions: All lying and being in the Northwest Quarter of the Northwest Quarter of Section 30, Township 9 South, Range 6 East, Lee County, Mississippi. Chickasaw Meridian)

10

EXHIBIT B

LIST OF FF&E

To be provided by Seller and approved by Buyer during the Review Period

1

EXHIBIT C

LIST OF HOTEL CONTRACTS

EXHIBIT C-1 - Seller’s Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT C-2 - Other Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

1

EXHIBIT D

CONSENTS AND APPROVALS

A. Consents Under Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

B. Consents Under Other Contracts

To be provided by Seller and approved by Buyer during the Review Period

C. Governmental Approvals and Consents

To be provided by Seller and approved by Buyer during the Review Period

1

EXHIBIT E

ENVIRONMENTAL REPORTS

To be obtained and approved by Buyer during the Review Period

1

EXHIBIT F

CLAIMS OR LITIGATION PENDING

To be provided by Seller and approved by Buyer during the Review Period

1

EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the      day of                     , 2006 by and among MONTGOMERY HOTELS, LLC, an Alabama limited liability company, MONTGOMERY HOTELS II, LLC, an Alabama limited liability company, TROY HOTELS, LLC, an Alabama limited liability company, AUBURN HOTELS, L.L.C., an Alabama limited liability company, HUNTSVILLE HOTELS I, LLC, an Alabama limited liability company AND HOPO/TUPELO HOTELS, LLC, an Alabama limited liability company (“Seller”), APPLE SEVEN HOSPITALITY OWNERSHIP, INC. a Virginia corporation, or its assigns (“Buyer”), PHD HOTELS, INC. (“Indemnitor”) and LANDAMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated June     , 2006 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow

-i-

Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have five (5) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction to so return the Deposit to Buyer.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have five (5) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction to so return the Deposit to Seller.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

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C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

(i)	If addressed to Seller or Indemnitor, to:

c/o PHD Hotels, Inc.

472 N. Dean Road

Suite 104

Auburn, AL 36830

Attention: Thomas L. Hunt, Jr.

Fax No.: (334) 821-9968

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With a copy to (which shall not constitute notice)

Mark A. Franco, Esq.

Mancuso & Franco, P.C.

7515 Halcyon Summit Drive, Suite 301

Montgomery, AL 36117

(ii)	If addressed to Buyer, to:

Apple Seven Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Justin Knight

Fax No.: (804) 344-8129

with a copy to:

Apple Seven Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Legal Dept.

Fax No.: (804) 727-6349

(iii)	If addressed to Escrow Agent, to:

LandAmerica Dallas National Division

8201 Preston Road, Suite 280

Dallas TX 75225

Fax No.: (214) 368-0039

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

By:	/s/ Thomas L. Hunt, Jr.
Name:	Thomas L. Hunt, Jr.
Title:	President

BUYER:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC.

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President

INDEMNITOR:

PHD HOTELS, INC.

By:	/s/ Thomas L. Hunt, Jr.
Name:	Thomas L. Hunt, Jr.
Title:	President

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:
Name:
Title:

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